Exhibit 10.16

MURPHY USA INC.

TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

(Quarterly Cash Retainer Equity Grant)

Time-Based Restricted Stock Unit Award Number	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

This Restricted Stock Unit Award (this “Award”), granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Stock Plan for Non-Employee Directors (the “Plan”) subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.

1. The Company hereby grants to the individual named above (the “Awardee”) this Award of Restricted Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.

2. This Award shall be fully vested as of the Grant Date. The Award will be settled in Shares as soon as administratively feasible (but in no event more than 30 days) following the date elected by the Awardee pursuant to a Non-Employee Director Deferral Election Form (an “Election Form”) or such other date specified in the Election Form (the date of settlement, the “Settlement Date”).

4. In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the Settlement Date, the number of Restricted Stock Units shall be equitably adjusted to reflect that change in accordance with the Plan.

5. This Award is not assignable except as provided in the case of the Awardee’s death and is not subject in whole or in part to attachment, execution or levy of any kind.

6. Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the Grant Date and ending on the Settlement Date, the Awardee shall receive a number of Dividend Equivalents with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Restricted Stock Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution, to be paid in a number of whole Shares (“Dividend Shares”) and in cash equal to the value of any fractional shares. Any such Dividend Equivalents shall vest and be paid to the Awardee at the same time as, and shall be subject to the same vesting, settlement and forfeiture provisions as set forth in this Agreement with respect to, the Restricted Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any canceled or forfeited Restricted Stock Units.

7. In the case of any conflict between the terms of this Award and the terms of the Plan, the terms of the Plan shall control.

8. The Award is intended to be exempt from, or to otherwise comply with (to the extent subject thereto) Section 409A of the Code (“Section 409A”) and shall be interpreted and construed in accordance with this intent. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that

Exhibit 10.16

constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Awardee’s termination of service with the Company shall be made to the Awardee until his or her termination of service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, if the Board considers Awardee to be a “specified employee” under Section 409A at the time of his or her “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Awardee under this Award a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Awardee incurring interest or additional tax under Section 409A. The right to a series of installment payments under this Award shall be treated as a right to a series of separate payments and not as a right to a single payment, and with respect to any right to “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Awardee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate be liable to the Awardee on account of failure of the Awardee to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Murphy USA Inc.

Attest:
/s/Gregory L. Smith	/s/R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer